RESIDENTIAL ACCREDIT LOANS, INC.
                                     Company

                         RESIDENTIAL FUNDING CORPORATION
                                 Master Servicer

                 Mortgage Asset-Backed Pass-Through Certificates
                                Series 1997-QS10

                     $65,176.99 0.00% Class A-5 Certificates

                         Supplement dated March 18, 1999
                                       to
                        Supplement dated October 30, 1997
                                       to
                  Prospectus Supplement dated October 23, 1997
                                       to
                       Prospectus dated September 23, 1997


        The Class A-5 Certificates had an initial aggregate Certificate Principal Balance of $76,251 and initially was issued on October 30, 1997. After giving effect to the distribution made on February 25, 1999, the Certificate Principal Balance is $65,176.99.

        The Class A-5 Certificates (the "Class A-5 Certificates") will be purchased from the Company by Donaldson, Lufkin & Jenrette (the "Class A-5 Underwriter"), pursuant to an agreement (the "Class A-5 Underwriting Agreement") among the Company, the Master Servicer and the Class A-5 Underwriter.

        The Class A-5 Underwriter may offer the Class A-5 Certificates from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. The Class A-5 Underwriter may effect such transactions by selling the Class A-5 Certificates to or through dealers. In connection with the purchase and sale of the Class A-5 Certificates, the Class A-5 Underwriter and any dealers that may participate with the Class A-5 Underwriter in such resale of the Class A-5 Certificates may be deemed to have received compensation from the Company in the form of discounts or commissions or, in the case of such dealers, compensation from the Class A-5 Underwriter in the form of discounts, concessions or commissions. The Class A-5 Underwriting Agreement provides that the Company will indemnify the Class A-5 Underwriter against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class A-5 Certificates. There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.

THIS SUPPLEMENT MUST BE DELIVERED TOGETHER WITH THE PROSPECTUS AND PROSPECTUS SUPPLEMENT REFERRED TO ABOVE, AND SHOULD BE READ IN
CONJUNCTION THEREWITH.

                                 DONALDSON, LUFKIN & JENRETTE

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UNTIL  JUNE 17,  1999,  ALL  DEALERS  EFFECTING  TRANSACTIONS  IN THE  CLASS A-5
CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED
TO  DELIVER  A  PROSPECTUS   (INCLUDING  THE  PROSPECTUS   SUPPLEMENT  AND  THIS
SUPPLEMENT). THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



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